Exhibit 99.1


TO BUSINESS EDITOR:

          Mercury Finance Announces Actions Taken by Special Committee of Board

          CHICAGO, Jan. 31 /PRNewswire/ -- Mercury Finance Company (NYSE: MFN) announced today the Special Committee of the Board of Directors has taken measures to further investigate the accounting irregularities that appeared to be the result of unauthorized entries being made in the accounting records of the Company by the Principal Accounting Officer which caused an overstatement of the Company's earnings and required the Company to issue a news release on Jan. 29 restating the earnings.

          The Company is continuing discussions with lenders to satisfy the Company's working capital needs. However, due to the reduction in the Company's credit rating by Moody's, Standard & Poor's and Duff and Phelps, the Company will not be able to issue new commercial paper to repay maturing commercial paper. As a result of the downgrade in ratings, Mercury Finance cannot pay the $19 million in commercial paper due today. Furthermore, the Company cannot predict the outcome of discussions with its lenders. The Company has retained the services of Salomon Brothers Inc. to advise on all matters related to current and future capital needs, as well as all related issues.

          Additionally, the Company has directed Kirkland and Ellis and Arthur Andersen & Co., two firms it retained earlier, to expeditiously conduct and complete a thorough investigation of the auditing, accounting practices and procedures of the Company and report to the Board. The attorney of James A. Doyle, Mercury's former senior vice president, controller, and secretary, said in an interview with a report that his client was willing to cooperate to "get to the bottom" of the investigation. The Special Committee of the Board has instructed Kirkland and Ellis to contact Doyle's attorney and to attempt to reach Doyle and obtain his information on the investigation.

          In other news, the Company announced that it received a notice from Bank of Boston terminating the previously announced agreement.